UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   WILSON, R.G.
   4320 International Boulevard, N.W.
   Norcross, GA  30093
2. Date of Event Requiring Statement (Month/Day/Year)
   11-30-00
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   ISOLYSER COMPANY, INC.
   OREX
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President, CFO and Treasurer
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
No securities owned.                       |                      |                |                                               |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Stock Option            |(1)      |5-26-08  |Common Stock           |15,000   |2.2813    |D            |                           |
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Stock Option            |(2)      |2-25-09  |Common Stock           |5,000    |2.1250    |D            |                           |
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
Explanation of Responses:
(1) Option vests in three equal annual installments of 5,000 each with 5,000 exercisable now; 5,000 exercisable on 5-26-01; and 5,000 exercisable on
5-26-02.
(2) Option vests in four equal annual installments of 1,250 each with 1,250 exercisable now; 1,250 exercisable on
2-26-01; 1,250 exercisable on 2-26-02; and 1,250 exercisable on
2-26-03.
SIGNATURE OF REPORTING PERSON
/s/ R.G. Wilson
R.G. Wilson
DATE
December 11, 2000